Exhibit 99.1

Mead Johnson Nutrition Reports Third Quarter Earnings;
Year to Date Constant Dollar Sales Up 7 Percent

GLENVIEW, Ill.--(BUSINESS WIRE)--October 25, 2012--Mead Johnson Nutrition Company (NYSE: MJN) announced today its financial results for the third quarter ended September 30, 2012.

  Net sales of $921.3 million in the quarter were down one percent versus the third quarter of 2011. Excluding the unfavorable impact of foreign exchange, sales increased one percent.
  GAAP net earnings were $0.69 per diluted share for the third quarter of 2012 compared to $0.70 per diluted share in 2011.
  Non-GAAP (1) net earnings were $0.71 per diluted share for the third quarter of 2012 compared to $0.78 per diluted share a year earlier.
  Constant dollar sales for the Asia/Latin America segment grew three percent in the quarter. Sales growth for the segment was reduced by eight percent from planned distributor inventory reductions in China, as well as the difficult comparison to the prior year period when customers in Asia made higher purchases in advance of our SAP launch. Excluding China/Hong Kong, the rest of the Asia/Latin America segment delivered double-digit growth.
  For the North America/Europe segment, both regions contributed to a four percent constant dollar sales decline. The decline in Europe was due to a challenging comparison with higher sales in the prior year after the transition to a new distributor model and weak current year economic conditions. Sales in North America were down from lower market share, attributed to the impact of the unfounded media reports in December 2011 alleging product contamination, and market contraction.
  Notwithstanding lower sales, demand-generation investments increased as compared to the prior year, which reduced current year earnings by $0.04 per diluted share.
  Earnings in the third quarter of 2012 included a $0.02 loss per diluted share from foreign currency re-measurement on U.S. dollar denominated balances held by our foreign subsidiaries. In contrast, earnings in the third quarter of 2011 benefited from a $0.05 gain per diluted share from the foreign currency re-measurement.
  Earnings in the third quarter of 2012 also included a benefit of $0.06 per diluted share from adjustments to prior years’ tax accruals.
  Full-year GAAP EPS guidance, which includes specified items estimated at $0.11 per diluted share, is expected to be in the range of $2.91 to $2.96, previously estimated at $2.95 to $3.05. Full-year non-GAAP EPS is expected to be in the range of $3.02 to $3.07, previously estimated at $3.04 to $3.14.

  (1) See “Non-GAAP Financial Measures” and the reconciliation of GAAP and non-GAAP results included in this release.

“We are pleased with the strong growth we delivered in most of our emerging markets during the third quarter,” said Chief Executive Officer Stephen W. Golsby. “As detailed in our July earnings call, however, we entered the third quarter with lower market share as well as distributors carrying higher inventories in China. While the sales impact from these factors dampened growth for the Asia/Latin America segment, we are seeing good progress in both share recovery and inventory reductions in China, with further improvement expected in the fourth quarter. Importantly, sales growth for the Asia/Latin America segment excluding China/Hong Kong was at a strong double-digit rate. In the North America/Europe segment, while we still see category contraction in the U.S. due to lower births and reduced consumption, we continue to recover market share following the unfounded media reports in December 2011 of alleged product contamination. Despite the temporary challenges we face in China, we are encouraged by recent trends, have full confidence in our strategies, and continue to invest strongly in the business.”

Third Quarter Results

Net sales for the quarter ended September 30, 2012 totaled $921.3 million, down one percent from $933.9 million a year ago. Sales growth increased six percent from price, offset by a decline of five percent in volume and a two percent reduction from foreign exchange. Earnings before interest and income taxes (EBIT) for the third quarter totaled $183.2 million, down from $201.7 million a year earlier. This decrease was primarily from foreign exchange balance sheet re-measurement losses in 2012 as compared to re-measurement gains in the prior year. In addition, lower costs associated with the establishment of our standalone IT infrastructure were largely offset by higher demand-generation investments.

Gross margin was 61.2 percent, down from 61.6 percent in the third quarter of 2011. The 40 basis point decline was attributed to higher commodity costs and unfavorable manufacturing variances from lower production volume in our North America/Europe segment, partially offset by higher prices and productivity gains.

Operating expense increased from higher advertising and promotion investments to support new product launches. In addition, foreign currency balance sheet re-measurement impacts, reported in Other Expense/Income, were unfavorable with current quarter losses compared against significant gains reported in the prior year. General and Administrative expenses were lower due to the implementation of SAP across our global system, which was completed in 2011, and lower performance-based compensation expense.

The effective tax rate for the quarter was 16.3 percent compared to 22.6 percent a year ago. The lower effective tax rate was primarily attributable to changes in management’s assertion that certain current and prior years’ foreign earnings and profits are permanently invested abroad, favorable return-to-provision adjustments associated with the recent filing of our 2011 U.S. income tax return and changes in the geographic earnings mix.

Net earnings attributable to shareholders totaled $140.3 million, or $0.69 per diluted share, compared with $144.7 million, or $0.70 per diluted share, for the third quarter a year ago.

On a non-GAAP basis, which excludes specified items, net earnings attributable to shareholders totaled $144.8 million, or $0.71 per diluted share, for the third quarter of 2012, compared with $161.0 million, or $0.78 per diluted share, for the same quarter a year ago.

Third Quarter Segment Results

Sales in the Asia/Latin America segment were $639.9 million for the third quarter of 2012, up one percent from $636.1 million in 2011. Sales growth increased eight percent from price, offset by a decline of five percent from volume and a two percent reduction from foreign exchange. Sales growth for the segment was reduced by planned distributor inventory reductions in China, as well as a difficult comparison to the prior year period when customers made higher purchases in advance of our SAP launch in Asia. Excluding these factors, constant dollar sales would have increased by 11 percent. In addition, a sales loss from lower market share in China was more than offset by sales increases in the other markets of Asia/Latin America and from the Argentine acquisition in March 2012. EBIT totaled $190.7 million, down four percent compared with $198.4 million in the third quarter a year ago. The decrease in EBIT was mainly related to higher advertising and promotion investment to support new product launches.

The North America/Europe segment reported net sales of $281.4 million for the third quarter of 2012, down six percent from $297.8 million in 2011. Sales growth increased three percent from price, offset by a decline of seven percent in volume and a two percent reduction from foreign exchange. The volume reflected a challenging comparison in Europe from higher sales in the prior year after the transition to a new distributor model, and weak economic conditions in the current year. In addition, the decrease in volume reflected lower U.S. category consumption and births, as well as lower market share due to the impact of unfounded media reports in December 2011 of alleged product contamination. EBIT totaled $55.6 million, compared with $71.9 million in the third quarter a year ago. The decrease was primarily related to the sales decline, as well as lower gross margins from higher commodity costs and unfavorable manufacturing variances from lower production volumes.

Corporate and Other expenses decreased from lower IT and separation costs, lower performance-based compensation expense and a gain from the sale of non-core intangible assets. These factors were partially offset by the net balance sheet re-measurement losses and additional U.S. pension settlement expense, which was first triggered in the second quarter of 2012. The U.S. pension settlement expenses were not triggered in 2011 until the fourth quarter.

Nine-Month Results

Net sales for the nine months ended September 30, 2012 totaled $2,920.2 million, up six percent from $2,765.7 million a year ago. Sales growth increased six percent from price and one percent from volume, reduced by one percent from foreign exchange.

Gross margin was down 140 basis points versus the first nine months of 2012 from higher dairy and other commodity costs, mainly in the North America/Europe segment. Manufacturing variances were also unfavorable, largely from lower production volume in the North America/Europe segment.

EBIT for the first nine months of 2012 totaled $680.3 million, up from $628.0 million a year earlier. The EBIT increase was driven by sales growth, lower expenses due to completion of the SAP implementation in 2011 and the elimination of duplicate costs from the overlap in shared service providers in the prior year. These factors were partially offset by lower gross margins, higher demand-generation investments and earlier recognition of U.S. pension settlement expense.

The effective tax rate for the nine months ended September 30, 2012 was 24.0 percent versus 27.1 percent a year ago. The lower effective tax rate was primarily attributable to changes in management’s assertion that certain current and prior years’ foreign earnings and profits are permanently invested abroad, favorable return-to-provision adjustments associated with filing our 2011 U.S. income tax return and changes in the geographic earnings mix.

Net earnings attributable to shareholders for the first nine months of 2012 totaled $470.3 million, or $2.29 per diluted share, compared with $422.9 million, or $2.06 per diluted share, for the prior-year period.

On a non-GAAP basis, which excludes specified items, net earnings attributable to shareholders totaled $483.4 million, or $2.36 per diluted share, for the first three quarters of 2012, compared with $466.5 million, or $2.27 per diluted share, for the same period a year ago.

Nine-Month Segment Results

Sales in the Asia/Latin America segment were $2,036.4 million for the first nine months of 2012, up 12 percent from $1,824.6 million in 2011. Sales growth increased eight percent from price and five percent from volume, offset by a one percent from foreign exchange. The majority of the markets in the segment had double-digit constant-dollar sales growth from pricing and market growth, with market share gains in select markets. In China/Hong Kong, the rate of growth slowed compared to the prior year as a result of lower market share in China. Sales growth for the segment also benefited from the Argentine acquisition in March 2012. EBIT for the segment totaled $707.2 million, up 13 percent compared to $625.0 million in the third quarter a year ago. The EBIT increase was primarily related to sales growth and improved gross margin, partially offset by increased demand-generation investments.

The North America/Europe segment reported net sales of $883.8 million for the first nine months of 2012, compared to $941.1 million in 2011. Sales growth increased four percent from price, offset by a decline of nine percent from volume and a one percent reduction from foreign exchange. The volume decline was primarily in the United States and is attributed to lower market share, category consumption and births. Market share was lower in comparison to the prior year, when we benefited from a competitor’s recall, and due to the current-year impact of the unfounded media reports in December 2011 of alleged product contamination. EBIT totaled $163.9 million, compared with $251.2 million in the same period a year ago. The decrease was primarily due to a decline in sales and lower gross margin from higher commodity costs and unfavorable manufacturing variances from lower production volumes.

Corporate and Other expenses decreased from lower IT and separation costs, lower performance-based compensation expense and the elimination of duplicate costs from the overlap in shared services providers incurred in the prior year during the SAP implementation project. These factors were partially offset by the earlier recognition of higher pension settlement expense, which was not incurred until the fourth quarter in 2011.

Outlook for 2012

“For the full year, we anticipate annual constant dollar sales to grow in the range of six to seven percent compared to the prior year,” Mr. Golsby said. “While our China market share clearly began to recover in the third quarter and additional gains are expected in the fourth quarter, further distributor inventory reductions and lower share versus the prior year will continue to dampen sales growth in the fourth quarter compared to the same period a year ago. Importantly, we expect to maintain the strong performance seen in the other markets of Latin America and Southeast Asia and retain full confidence in our ability to deliver compelling long-term growth in China once we have worked through current temporary challenges. We now estimate that non-GAAP earnings will be in the range of $3.02 to $3.07 per diluted share. As we entered the year, we forecast that non-GAAP EPS would be in the range of $3.00 to $3.10 per diluted share. While our performance in China has added volatility to our earnings forecasts since January, the midpoint of our current and initial guidance is consistent.”

Conference Call Scheduled

Mead Johnson will host a conference call at 8:30 a.m. CDT today, during which company executives will review third quarter financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at meadjohnson.com. To listen to the call, visit the website at least 15 minutes before the call and click on the Investors tab. Security analysts and investors wishing to participate by telephone should call 1-866-578-5788, pass code: Mead Johnson. Callers outside of North America should call +1-617-213-8057 to be connected. A replay of the conference call will be available through midnight EDT Thursday, November 1, 2012, by calling 1-888-286-8010 or outside of North America +1-617-801-6888, pass code: 37115410. The replay will also be available at meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are identified by words such as “expects,” “intends” and “believes,” involve certain risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the “Enfa” family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the adverse effect of commodity costs; (4) increased competition from branded, private label, store and economy-branded products; (5) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (6) inventory reductions by customers; (7) the adverse effect of changes in foreign currency exchange rates; (8) the effect of changes in economic, political and social conditions in the markets where we operate; (9) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; (10) the possibility of changes in the Women, Infant and Children (WIC) program, or participation in WIC; and (11) the ability to develop and market new, innovative products. For additional information on these and other factors, see the risk factors identified in the company’s periodic reports, including the annual report on Form 10-K for 2011, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with, or furnished to, the Securities and Exchange Commission, available upon request or at meadjohnson.com. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, visit meadjohnson.com.

MEAD JOHNSON NUTRITION COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
NET SALES	$921.3	$933.9	$2,920.2	$2,765.7
Cost of Products Sold	357.5	358.3	1,103.3	1,007.4
GROSS PROFIT	563.8	575.6	1,816.9	1,758.3
Expenses:
Selling, General and Administrative	210.7	229.5	642.2	689.5
Advertising and Promotion	138.8	129.8	413.3	373.0
Research and Development	21.5	22.9	67.6	64.4
Other Expenses/(Income) – net	9.6	(8.3)	13.5	3.4
EARNINGS BEFORE INTEREST AND INCOME TAXES	183.2	201.7	680.3	628.0

Interest Expense – net	16.9	13.1	49.0	38.4
EARNINGS BEFORE INCOME TAXES	166.3	188.6	631.3	589.6

Provision for Income Taxes	27.1	42.7	151.2	159.9
NET EARNINGS	139.2	145.9	480.1	429.7
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	(1.1)	1.2	9.8	6.8
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$140.3	$144.7	$470.3	$422.9
Earnings per Share – Basic
Net Earnings Attributable to Shareholders	$0.69	$0.71	$2.30	$2.06
Earnings per Share – Diluted
Net Earnings Attributable to Shareholders	$0.69	$0.70	$2.29	$2.06

Dividends Declared per Share	$0.30	$0.26	$0.90	$0.78

MEAD JOHNSON NUTRITION COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in millions)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
NET EARNINGS	$139.2	$145.9	$480.1	$429.7

OTHER COMPREHENSIVE INCOME/(LOSS)
Foreign Currency Translation Adjustments
Translation Adjustments	25.6	(50.6)	(4.2)	(13.8)
Tax Benefit/(Expense)	(17.5)	9.3	(12.2)	4.0
Deferred Gains/(Losses) on Derivatives Qualifying as Hedges
Deferred Gains/(Losses) on Derivatives Qualifying as Hedges for the Period	(5.4)	11.7	(9.5)	5.9
Reclassification Adjustment for (Gains)/Losses Included in Net Earnings	(0.4)	2.0	(0.9)	5.4
Tax Benefit/(Expense)	1.7	(4.0)	3.1	(3.3)
Pension and Other Post-Retirement Benefits
Deferred Gains on Pension and Other Post-Retirement Benefits	—	0.2	—	0.2
Reclassification Adjustment for (Gains)/Losses Included in Net Earnings	5.9	1.1	18.4	3.6
Tax Benefit/(Expense)	(2.2)	(0.6)	(5.4)	(3.3)
OTHER COMPREHENSIVE INCOME/(LOSS)	7.7	(30.9)	(10.7)	(1.3)

COMPREHENSIVE INCOME	$146.9	$115.0	$469.4	$428.4

Less Comprehensive Income/(Loss) Attributable to Noncontrolling Interests	(1.1)	1.2	9.8	7.0

COMPREHENSIVE INCOME ATTRIBUTABLE TO SHAREHOLDERS	$148.0	$113.8	$459.6	$421.4

MEAD JOHNSON NUTRITION COMPANY

CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	September 30,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$958.4	$840.3
Receivables – net of allowances of $6.7 and $6.3, respectively	380.2	352.6
Inventories	472.9	534.9
Deferred Income Taxes – net of valuation allowance	116.9	118.5
Income Taxes Receivable	8.4	3.3
Prepaid Expenses and Other Assets	49.5	40.1
Total Current Assets	1,986.3	1,889.7

Property, Plant, and Equipment – net	608.6	576.1
Goodwill	277.6	117.5
Other Intangible Assets – net	136.3	91.6
Deferred Income Taxes – net of valuation allowance	21.0	16.5
Other Assets	115.6	75.4
TOTAL	$3,145.4	$2,766.8

LIABILITIES AND EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Short-term Borrowings	$155.2	$—
Accounts Payable	437.0	488.1
Dividends Payable	61.5	53.3
Note Payable	53.9	—
Accrued Expenses	224.5	229.0
Accrued Rebates and Returns	319.8	300.1
Deferred Income – current	9.5	47.0
Income Taxes – payable and deferred	32.5	82.6
Total Current Liabilities	1,293.9	1,200.1

Long-Term Debt	1,525.4	1,531.9
Deferred Income Taxes – noncurrent	29.8	5.2
Pension, Post-Retirement and Post Employment Liabilities	138.0	157.2
Other Liabilities	81.6	40.4
Total Liabilities	3,068.7	2,934.8

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	34.2	—

EQUITY/(DEFICIT)
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 206.0 and 205.1 issued, respectively	2.1	2.1
Additional Paid-in/(Distributed) Capital	(687.2)	(728.4)
Retained Earnings	1,053.4	770.0
Treasury Stock – at cost	(198.0)	(89.7)
Accumulated Other Comprehensive Income	(143.8)	(133.1)
Total Shareholders’ Equity/(Deficit)	26.5	(179.1)
Noncontrolling Interests	16.0	11.1
Total Equity/(Deficit)	42.5	(168.0)
TOTAL	$3,145.4	$2,766.8

MEAD JOHNSON NUTRITION COMPANY

CONSOLIDATED STATEMENTS OF EQUITY/(DEFICIT) AND REDEEMABLE NONCONTROLLING INTEREST
(Dollars in millions)
(UNAUDITED)

		Additional			Accumulated			Redeemable
		Paid-in			Other	Non-	Total	Non-
	Common	(Distributed)	Retained	Treasury	Comprehensive	controlling	Equity/	controlling
	Stock	Capital	Earnings	Stock	Loss	Interests	(Deficit)	Interest
Balance as of January 1, 2011	$2.0	$(775.6)	$474.0	$(3.2)	$(64.6)	$9.1	$(358.3)	$—
Stock-based Compensation Awards		34.8		—			34.8
Treasury Stock Acquired				(81.6)			(81.6)
Distributions to Noncontrolling Interests						(8.6)	(8.6)
Cash Dividends Declared			(159.5)				(159.5)
Net Earnings			422.9			6.8	429.7
Other Comprehensive Income					(1.5)	0.2	(1.3)
Balance as of September 30, 2011	$2.0	$(740.8)	$737.4	$(84.8)	$(66.1)	$7.5	$(144.8)	$—

Balance as of January 1, 2012	$2.1	$(728.4)	$770.0	$(89.7)	$(133.1)	$11.1	$(168.0)	$—
Stock-based Compensation Awards		41.2		(15.0)			26.2
Treasury Stock Acquired				(93.3)			(93.3)
Acquisition							—	30.2
Distributions to Noncontrolling Interests						(4.0)	(4.0)
Cash Dividends Declared			(183.8)				(183.8)
Net Earnings			470.3			8.9	479.2	0.9
Redeemable Noncontrolling Interest Accretion			(3.1)				(3.1)	3.1
Other Comprehensive Income					(10.7)	—	(10.7)
Balance as of September 30, 2012	$2.1	$(687.2)	$1,053.4	$(198.0)	$(143.8)	$16.0	$42.5	$34.2

MEAD JOHNSON NUTRITION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$480.1	$429.7
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	56.7	57.1
Other	23.5	33.7
Changes in Assets and Liabilities	(95.3)	(56.0)
Pension and Other Post Retirement Benefits Contributions	(24.9)	(4.6)
Net Cash Provided by Operating Activities	440.1	459.9

CASH FLOWS FROM INVESTING ACTIVITIES:

Payments for Capital Expenditures	(85.7)	(77.4)
Proceeds from Sale of Property, Plant and Equipment	1.2	1.1
Proceeds from Sale of Intangible Assets	5.5	—
Investment in Other Companies	(3.3)	—
Acquisition	(106.1)	—
Net Cash Used in Investing Activities	(188.4)	(76.3)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from Short-term Borrowings	385.2	67.4
Repayments of Short-term Borrowings	(230.0)	(68.6)
Repayments of Notes Payable	(26.8)	—
Payments of Dividends	(175.6)	(152.6)
Stock-based-compensation-related Proceeds and Excess Tax Benefits	21.0	3.1
Purchases of Treasury Stock	(108.3)	(82.8)
Proceeds from Termination of Interest Rate Swaps	—	23.5
Distributions to Noncontrolling Interests	(2.2)	(8.6)
Net Cash Used in Financing Activities	(136.7)	(218.6)

Effects of Changes in Exchange Rates on Cash and Cash Equivalents	3.1	0.7

NET INCREASE IN CASH AND CASH EQUIVALENTS	118.1	165.7

CASH AND CASH EQUIVALENTS:
Beginning of Period	840.3	595.6
End of Period	$958.4	$761.3

MEAD JOHNSON NUTRITION COMPANY

SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)
				% Change Due to
	Three Months Ended September 30,					Foreign
	2012	2011	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$639.9	$636.1	1%	-5%	8%	-2%
North America/Europe	281.4	297.8	-6%	-7%	3%	-2%
Total	$921.3	$933.9	-1%	-5%	6%	-2%

Earnings Before Interest and Income Taxes
Asia/Latin America	$190.7	$198.4	-4%
North America/Europe	55.6	71.9	-23%
Corporate and Other	(63.1)	(68.6)	8%
Total	$183.2	$201.7	-9%

				% Change Due to
	Nine Months Ended September 30,					Foreign
	2012	2011	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$2,036.4	$1,824.6	12%	5%	8%	-1%
North America/Europe	883.8	941.1	-6%	-9%	4%	-1%
Total	$2,920.2	$2,765.7	6%	1%	6%	-1%

Earnings Before Interest and Income Taxes
Asia/Latin America	$707.2	$625.0	13%
North America/Europe	163.9	251.2	-35%
Corporate and Other	(190.8)	(248.2)	23%
Total	$680.3	$628.0	8%

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, including non-GAAP EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining non-GAAP EBIT, earnings and earnings per share, are IT separation and other costs (Specified Items). In addition, other items include the tax impact on Specified Items. Non-GAAP EBIT, earnings and earnings per share information adjusted for these items is an indication of the company’s underlying operating results and intended to enhance an investor’s overall understanding of the company’s financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile GAAP to non-GAAP disclosure follow:

MEAD JOHNSON NUTRITION COMPANY

RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 and 2011

	Earnings Before Interest		Net Earnings Attributable		Earnings per Common
	and Income Taxes		to Shareholders		Share - Diluted
	2012	2011	2012	2011	2012	2011
GAAP results	$183.2	$201.7	$140.3	$144.7	$0.69	$0.70
Specified Items:(1)
IT and other separation costs(2)	4.9	21.1
Gain on sale of certain non-core intangible assets(3)	(5.5)	-
Severance and other costs(3)	8.1	0.2
Legal, settlements and related costs(2,3)	0.2	3.2
Specified Items before income taxes	7.7	24.5	7.7	24.5	0.04	0.12
Income tax impact on items above			(3.2)	(8.2)	(0.02)	(0.04)
Non-GAAP results	$190.9	$226.2	$144.8	$161.0	0.71	0.78

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 and 2011

	Earnings Before Interest		Net Earnings Attributable		Earnings per Common
	and Income Taxes		to Shareholders		Share - Diluted
	2012	2011	2012	2011	2012	2011
GAAP results	$680.3	$628.0	$470.3	$422.9	$2.29	$2.06
Specified Items:(1)
IT and other separation costs(2)	12.0	61.2
Gain on sale of certain non-core intangible assets(3)	(5.5)	-
Severance and other costs(3)	9.6	0.2
Legal, settlements and related costs(2,3)	3.1	4.4
Specified Items before income taxes	19.2	65.8	19.2	65.8	0.09	0.32
Income tax impact on items above			(6.1)	(22.2)	(0.02)	(0.11)
Non-GAAP results	$699.5	$693.8	$483.4	$466.5	$2.36	$2.27

(1)All Specified Items are included in the Corporate and Other segment
(2)Included in Selling, General and Administrative expenses
(3)Included in Other Expenses/(Income)-net

CONTACT:
Mead Johnson Nutrition Company
Investors:
Kathy MacDonald, (847) 832-2182
kathy.macdonald@mjn.com
or
Media:
Christopher Perille, (847) 832-2178
chris.perille@mjn.com